Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

THIRD QUARTER 2020

CALABASAS, Calif., November 5, 2020 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Results and Highlights

•	Total revenues were $158.6 million, as compared to $117.4 million in the second quarter of 2020

•	Net income of $6.0 million, or $0.15 per common share, diluted, compared to net income of $106,000 in the second quarter of 2020

•	Adjusted EBITDA of $12.2 million, compared to $4.2 million in the second quarter of 2020

•	Revenue from financing fees was $15.6 million, compared to $12.7 million in the second quarter of 2020

•	Private Client brokerage revenue increased 38.2% sequentially quarter-over-quarter

•	Middle Market and Larger Transaction brokerage revenue increased 30.9% sequentially quarter-over-quarter

Nine Months 2020 Results and Highlights

•	Total revenues were $466.7 million

•	Net income of $19.2 million, or $0.48 per common share, diluted

•	Adjusted EBITDA of $38.8 million

•	Revenue from financing fees was $43.7 million

•	Number of investments sales professionals was 1,920, increasing by 4.0% over the past 12 months

Hessam Nadji, President and CEO stated, “We gained momentum over the second quarter thanks to intensified client out-reach launched at the onset of the health crisis coupled with our team’s ability to resurrect a number of transactions that had been cancelled or postponed. MMI’s time-tested problem-solving and opportunity-driven client services and wide network of buyer relationships enabled us to increase brokerage transactions by 42% sequentially quarter-over-quarter. The overall transaction market posted modest improvement driven by more availability of financing as many lenders came back into the market. MMI outperformed as measured by our 13% year-over-year decline in brokerage transactions in contrast to an estimated decline of 40% in market sales. We are encouraged by our progress toward returning to year-over-year growth and incremental improving in market conditions barring any unexpected negative effect on investor sentiment.”

Mr. Nadji continued, “Expense reductions implemented early in the market disruption and strategic allocation of capital toward business continuity, marketing technology and accretive acquisitions contributed to improved results and remain on course. The recent announcement of the acquisition of Mission Capital, which expands our financing capabilities including loan sales and loan advisory services, is reflective of our commitment to growth. We are confident that our plan will enable us to persevere through the market disruption, accelerate innovation and elevate our growth potential by thinking and executing offensively.”

Third Quarter 2020 Results Compared to Third Quarter 2019

Total revenues for the third quarter of 2020 were $158.6 million, compared to $198.2 million for the same period in the prior year, decreasing 20.0%. The decline in total revenues was driven by the decrease in real estate brokerage commissions primarily due to the ongoing COVID-19 pandemic, which negatively impacted the ability to transact business. Real estate brokerage commissions decreased 21.8% to $140.8 million primarily due to a decline in overall sales volume, partially offset by an increase in average commission rates. Sales volume was primarily impacted by the decline in the number of investment sales transactions and the average transaction size. Financing fees of $15.6 million were relatively comparable as a result of increased re-financing activity due to low interest rates.

Total operating expenses for the third quarter of 2020 decreased 12.7% to $152.0 million, compared to $174.1 million for the same period in the prior year. The decrease was primarily driven by a 19.7% decrease in cost of services, partially offset by a 3.4% increase in selling, general and administrative expense. Cost of services as a percent of total revenues increased 30 basis points to 62.9% compared to the same period in the prior year, primarily due to a higher proportion of transactions completed by our more senior investment sales and financing professionals.

Selling, general and administrative expense for the third quarter of 2020 increased 3.4% to $49.7 million, compared to the same period in the prior year. The increase was primarily due to increases in (i) variable employee incentive compensation and (ii) business development, marketing and other support related to the long-term retention of our sales and financing professionals, as well as recent additions of experienced professionals. These increases were partially offset by COVID-19 related (i) reductions in headcount, salaries and related benefits and (ii) decreases in sales events, travel and other related expenses.

Net income for the third quarter of 2020 was $6.0 million, or $0.15 per common share, basic and diluted, compared to $19.3 million, or $0.49 per common share, basic and diluted, for the same period in the prior year. Adjusted EBITDA for the third quarter of 2020 was $12.2 million, compared to $27.9 million for the same period in the prior year.

Nine Months 2020 Results Compared to Nine Months 2019

Total revenues for the nine months ended September 30, 2020, were $466.7 million, compared to $568.5 million for the same period in the prior year, a decrease of $101.8 million, or 17.9%. Total operating expenses for the nine months ended September 30, 2020 decreased by 11.2% to $443.1 million compared to $499.2 million for the same period in the prior year. Cost of services as a percent of total revenues increased to 61.5%, up 100 basis points compared to the first nine months of 2019. The Company reported net income for the nine months ended September 30, 2020 of $19.2 million, or $0.49 per common share basic and $0.48 per common share diluted, compared with net income of $56.2 million, or $1.43 per common share basic and $1.42 per common share diluted for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2020 decreased by 53.3% to $38.8 million, from $83.0 million for the same period in the prior year. As of September 30, 2020, the Company had 1,999 investment sales and financing professionals, a net gain of 54 over the prior year.

Subsequent Events

In October 2020, the Company acquired Mission Capital, a nationally recognized capital markets advisor with teams specializing in the sale of loans and consultative/due diligence services as well as debt and equity placement across all property types. The firm’s loan sale and consulting clients include commercial and investment banks, hedge funds, special servicers, government agencies and private equity firms. The addition brings 18 capital markets sales professionals to MMI with offices in New York, Florida, Texas and California.

Impact of COVID-19

Since the declaration of the COVID-19 pandemic in mid-March, the Company has implemented recommendations and protocols from the Centers for Disease Control, the World Health Organization and federal, state and local authorities where it operates to ensure the safety and well-being of its clients, employees, and agents. The Company quickly implemented work from home protocols for all offices and has been conducting business using its extensive technology platform. To mitigate the impact of COVID-19 on our business, the Company has assessed its cost structure and instituted expense reductions to preserve the Company’s strong balance sheet and financial position.

The impact of shelter-in-place orders, widespread travel restrictions and disruptions to the financial markets in response to the economic uncertainty introduced by the pandemic have all had an adverse impact on the real estate investment sales market. The slower transaction market continues to impact the Company’s business, resulting in a reduction in transaction volume, revenues, Adjusted EBITDA and earnings per share until normal business conditions resume and the Company replenishes its transaction pipeline. The duration of the disruptive nature of the pandemic on the Company’s business as well as the financial impact is unknown at this time. During the third quarter of 2020, we saw a recovery in transaction activity and availability of capital from the initial shock of COVID-19.

Business Outlook

Notwithstanding the current impact of the COVID-19 pandemic on the current business environment, we believe that the Company is positioned to achieve long-term growth by leveraging a number of factors. These include our leading national brand and market position within the Private Client Market segment, growth opportunities in the Middle Market and Larger Transaction Market segments, significant growth potential in our financing division, Marcus & Millichap Capital Corporation, and supplementing our organic growth through incremental strategic acquisitions. The Company’s growth plan also includes further expansion of investment brokerage services in office, industrial and various specialty property types such as hospitality, self-storage and seniors housing.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities. This market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool and is highly fragmented. The top 10 brokerage firms led by MMI have an estimated 24% share of this segment by transaction count.

Key factors that may influence the Company’s business during the remainder of 2020 include:

•	Slower transaction velocity as a result of the impact of COVID-19 on the market and the Company’s transaction volume, revenues and earnings per share

•	Volatility in market sales and investor sentiment driven by:

•

Slowdown in market sales in the short- to mid-term due to local and regional surges of COVID-19 cases, interest rate fluctuations, increasing bid-ask spread gap between buyers and sellers and economic trends

•	Possible boost to investor sentiment and sales activity based on apparent bottoming of interest rates, easing cycle and economic initiatives which may increase real estate investor demand

•	Possible impediment of investor sentiment related to regulatory changes at the local, state and national level

•	Experienced agents’ larger share of revenue production in a more challenging market environment, resulting in a higher cost of services

•	Volatility in the Company’s Middle and Larger Transaction Market segments

•	Global geopolitical uncertainty, which may cause investors to refrain from transacting

•	The potential for accretive acquisition activity and subsequent integration

Conference Call Details

Marcus & Millichap will host a conference call today to discuss the results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (800) 926-9174 ten minutes prior to the scheduled call time. International callers should dial (212) 271-4651. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, November 5, 2020, through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, November 19, 2020, by dialing (844) 512-2921 in the United States and Canada or (412) 317-6671 internationally and entering passcode 21970891.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of September 30, 2020, the Company had 1,999 investment sales and financing professionals in 83 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 5,976 transactions for the nine months ended September 30, 2020, with a sales volume of approximately $28 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2020 and beyond, the potential continuing impact of the COVID-19 pandemic, and expectations for changes (or fluctuations) in market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	uncertainties relating to the effects of the COVID-19 pandemic, including the length and severity of such pandemic, and the pace of recovery following such pandemic;

•	general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;

•	changes in our business operations, including restrictions on business activities, resulting from the COVID-19 pandemic;

•	market trends in the commercial real estate market or the general economy;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure and any related impact on our reputation;

•	changes in interest rates, tax laws, employment laws or other government regulation affecting our business; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Real estate brokerage commissions	$140,844	$180,198	$416,044	$513,815
Financing fees	15,620	16,013	43,674	47,487
Other revenues	2,111	2,009	6,974	7,218

Total revenues	158,575	198,220	466,692	568,520

Operating expenses:
Cost of services	99,707	124,147	287,207	343,682
Selling, general and administrative	49,722	48,091	148,101	149,845
Depreciation and amortization	2,606	1,910	7,822	5,674

Total operating expenses	152,035	174,148	443,130	499,201

Operating income	6,540	24,072	23,562	69,319
Other income (expense), net	1,615	2,573	4,224	9,067
Interest expense	(199)	(329)	(695)	(1,018)

Income before provision for income taxes	7,956	26,316	27,091	77,368
Provision for income taxes	1,916	7,024	7,875	21,159

Net income	6,040	19,292	19,216	56,209

Other comprehensive (loss) income:
Marketable debt securities, available-for-sale:
Change in net unrealized gains and losses	(30)	160	687	1,874
Less: reclassification adjustment for net losses (gains) included in other income (expense), net	8	(23)	32	(41)

Net change, net of tax of $(7), $46, $246 and $617 for the three and nine months ended September 30, 2020 and 2019, respectively	(22)	137	719	1,833
Foreign currency translation (loss) gain, net of tax of $0 for each of the three and nine months ended September 30, 2020 and 2019	(214)	114	254	(200)

Total other comprehensive (loss) income	(236)	251	973	1,633

Comprehensive income	$5,804	$19,543	$20,189	$57,842

Earnings per share:
Basic	$0.15	$0.49	$0.49	$1.43
Diluted	$0.15	$0.49	$0.48	$1.42
Weighted average common shares outstanding:
Basic	39,681	39,441	39,617	39,383
Diluted	39,727	39,550	39,676	39,527

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $9.1 billion for the three months ended September 30, 2020, encompassing 2,139 transactions consisting of $7.0 billion for real estate brokerage (1,527 transactions), $1.7 billion for financing (442 transactions) and $0.4 billion in other transactions, including consulting and advisory services (170 transactions). Total sales volume was $27.8 billion for the nine months ended September 30, 2020, encompassing 5,976 transactions consisting of $20.9 billion for real estate brokerage (4,217 transactions), $4.6 billion for financing (1,301 transactions) and $2.3 billion in other transactions, including consulting and advisory services (458 transactions). As of September 30, 2020, the Company had 1,920 investment sales professionals and 79 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2020	2019	2020	2019
Average Number of Investment Sales Professionals	1,917	1,837	1,911	1,829
Average Number of Transactions per Investment Sales Professional	0.80	0.95	2.21	2.73
Average Commission per Transaction	$92,236	$102,794	$98,659	$102,928
Average Commission Rate	2.01%	1.88%	1.99%	1.98%
Average Transaction Size (in thousands)	$4,581	$5,460	$4,947	$5,190
Total Number of Transactions	1,527	1,753	4,217	4,992
Total Sales Volume (in millions)	$6,995	$9,571	$20,861	$25,908

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing (1)	2020	2019	2020	2019
Average Number of Financing Professionals	82	98	86	103
Average Number of Transactions per Financing Professional	5.39	5.01	15.13	13.23
Average Fee per Transaction	$33,531	$31,203	$31,607	$33,361
Average Fee Rate	0.88%	0.90%	0.89%	0.91%
Average Transaction Size (in thousands)	$3,828	$3,460	$3,533	$3,685
Total Number of Transactions	442	491	1,301	1,363
Total Financing Volume (in millions)	$1,692	$1,699	$4,597	$5,023

(1)	Operating metrics calculated excluding certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended,
	September 30, 2020			June 30, 2020			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	241	$156	$6,290	192	$118	$4,518	49	$38	$1,772
Private Client Market ($1 - <$10 million)	1,168	3,592	97,856	793	2,614	70,817	375	978	27,039
Middle Market ($10 - <$20 million)	70	945	17,643	43	618	11,591	27	327	6,052
Larger Transaction Market (≥$20 million)	48	2,302	19,055	47	2,074	16,445	1	228	2,610

	1,527	$6,995	$140,844	1,075	$5,424	$103,371	452	$1,571	$37,473

	Three Months Ended September 30,
	2020			2019			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	241	$156	$6,290	274	$173	$7,182	(33)	$(17)	$(892)
Private Client Market ($1 - <$10 million)	1,168	3,592	97,856	1,301	4,257	121,228	(133)	(665)	(23,372)
Middle Market ($10 - <$20 million)	70	945	17,643	109	1,466	25,997	(39)	(521)	(8,354)
Larger Transaction Market (≥$20 million)	48	2,302	19,055	69	3,675	25,791	(21)	(1,373)	(6,736)

	1,527	$6,995	$140,844	1,753	$9,571	$180,198	(226)	$(2,576)	$(39,354)

	Nine Months Ended September 30,
	2020			2019			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	649	$410	$16,550	733	$474	$19,607	(84)	$(64)	$(3,057)
Private Client Market ($1 - <$10 million)	3,203	10,207	282,937	3,753	12,160	345,812	(550)	(1,953)	(62,875)
Middle Market ($10 - <$20 million)	204	2,785	51,902	312	4,234	76,521	(108)	(1,449)	(24,619)
Larger Transaction Market (≥$20 million)	161	7,459	64,655	194	9,040	71,875	(33)	(1,581)	(7,220)

	4,217	$20,861	$416,044	4,992	$25,908	$513,815	(775)	$(5,047)	$(97,771)

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	September 30, 2020 (Unaudited)	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$173,112	$232,670
Commissions receivable, net	6,846	5,003
Prepaid expenses	8,694	10,676
Income tax receivable	10,023	4,999
Marketable debt securities, available-for-sale (includes amortized cost of $169,239 and $150,517 at September 30, 2020 and December 31, 2019, respectively, and $0 allowance for credit losses)	169,513	150,752
Advances and loans, net	2,090	2,882
Other assets	3,013	3,185

Total current assets	373,291	410,167
Property and equipment, net	23,371	22,643
Operating lease right-of-use assets, net	82,202	90,535
Marketable debt securities, available-for-sale (includes amortized cost of $44,246 and $59,468 at September 30, 2020 and December 31, 2019, respectively, and $0 allowance for credit losses)	46,505	60,809
Assets held in rabbi trust	9,467	9,452
Deferred tax assets, net	15,839	22,122
Goodwill and other intangible assets, net	36,883	22,312
Advances and loans, net	104,248	66,647
Other assets	4,319	4,347

Total assets	$696,125	$709,034

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$10,601	$10,790
Notes payable to former stockholders	—	6,564
Deferred compensation and commissions	37,244	44,301
Operating lease liabilities	17,954	17,762
Accrued bonuses and other employee related expenses	10,238	22,388

Total current liabilities	76,037	101,805
Deferred compensation and commissions	33,921	45,628
Operating lease liabilities	57,002	63,155
Other liabilities	8,131	3,539

Total liabilities	175,091	214,127

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2020 and December 31, 2019, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,376,477 and 39,153,195 at September 30, 2020 and December 31, 2019, respectively	4	4
Additional paid-in capital	110,625	104,658
Stock notes receivable from employees	—	(4)
Retained earnings	407,454	388,271
Accumulated other comprehensive income	2,951	1,978

Total stockholders’ equity	521,034	494,907

Total liabilities and stockholders’ equity	$696,125	$709,034

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful tool to assist in evaluating performance because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net income	$6,040	$106	$19,292	$19,216	$56,209
Adjustments:
Interest income and other (1)	(889)	(1,198)	(2,725)	(4,090)	(7,828)
Interest expense	199	213	329	695	1,018
Provision for income taxes	1,916	42	7,024	7,875	21,159
Depreciation and amortization	2,606	2,752	1,910	7,822	5,674
Stock-based compensation	2,383	2,536	2,114	7,551	7,040
Non-cash MSR activity (2)	(26)	(301)	(79)	(312)	(232)

Adjusted EBITDA(3)	$12,229	$4,150	$27,865	$38,757	$83,040

(1)	Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)

The decrease in Adjusted EBITDA for the three and nine months ended September 30, 2020 compared to the same periods in 2019 is primarily due to a decrease in total revenues and a higher proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards